Exhibit 99.1

Pomvom Ltd. and Israel Acquisitions Corp. Announce Definitive Business Combination Agreement, Bringing the Leading Experiential Content Company to the Nasdaq

Tel-Aviv, Israel, January 2, 2024 – Israel Acquisitions Corp. (NASDAQ: ISRL, ISRLU, ISRLW), (“ISRL”), a publicly-traded special purpose acquisition company, and Pomvom Ltd. (TASE: PMVM), (“Pomvom” or the “Company”), a technology company that develops experiential content to amusement parks and attractions globally, replacing operative physical solutions, today announced a definitive business combination agreement at a total equity value for Pomvom of $125 million USD (the "Business Combination Agreement"). The combined company will trade on the Nasdaq and leverage Pomvom’s leading technology augmented with the expertise of the ISRL team.

Pomvom serves many of the largest theme park and attraction operators globally, including, parent companies Six Flags, Warner Bros., and Merlin Entertainment. Strategic long-term agreements signed in 2023 with Warner Bros. and Six Flags are expected to increase the number of partner sites for Pomvom to 47 sites by the end of 2024 — an impressive 23% increase from its current 38 sites, and to accelerate growth in 2024 and onwards. Pomvom’s launch of digital content across its partner sites is expected to leverage its new online platform and accelerate long-term growth.

Pomvom revenues in 2022 were approximately NIS 192.7 million ($57.4 million). For the nine months ending September 2023 its revenues totaled NIS 165.1 million ($45.3 million), with revenues from its digital platform of NIS 57 million ($15.6 million), or 34% of total revenues, representing 139% growth compared to revenues during the same period 2022 of NIS 23.8 million ($7.1 million), or 16% of total revenues. Upon completion of the transaction, including the capital injection of at least $20 million from the business combination, the Company aims to achieve a growth plan based on existing contracts and potential new wins in 2024 targeting at least a 30% increase in top-line revenues, with a 2024 expectation of reaching a positive adjusted EBITDA.

Izhar Shay, Chairman of ISRL's Board of Directors: "The business combination agreement signifies a momentous step forward, aligning with the vision set when we took our SPAC public last year. We believe Pomvom's unique combination of technology, product innovation, and creative content design positions the company to capitalize on multiple growth opportunities in the Immersive Location-based entertainment experiences industry, both in the US and worldwide. Collaborating together, we expect Pomvom to become a strategic partner of the largest amusement parks, attractions, and entertainment groups globally in coming years."

Yehuda Minkovicz, Pomvom's Founder and CEO: "This business combination is a significant milestone for Pomvom, reflecting the confidence of key figures in the hi-tech and financial industries in Israel and the United States. We look forward to work collaboratively to complete the transaction, with a shared objective of accelerating Pomvom's technology development and global presence in the coming years. I would like to extend my gratitude to Pomvom’s and ISRL's teams for their efforts, dedication and perseverance, in advancing this merger despite the challenging times in Israel."

Transaction Details:

•	The Board of Directors of both ISRL and Pomvom have unanimously approved the Business Combination Agreement and signed transaction support agreements in favor of the transaction.

•	Minimum cash condition of $20 million, of which will be a combination of the net amount in ISRL’s trust account, together with new money that will be raised.

•	Pomvom shareholders holding a majority of the Company's issued share capital will sign support agreements displaying support of the transaction within 30 days of the Business Combination Agreement.

•	The combined company's Board of Directors will have up to 7 directors in the first stage, of which 2 directors will be nominated by ISRL and up to 5 directors will be nominated by the Company. Existing Pomvom management is expected to operate the combined company.

•	The parties anticipate completing the business combination by the end of Q3 2024, contingent upon satisfying all closing conditions, including shareholder approvals, regulatory consents, and compliance with legal and tax requirements.

•	Pomvom’s officers, directors, and >10% shareholders, as well as ISRL’s sponsor will enter into a 12 month lock-up agreement, with a further staggered release of up to 12 months, from the closing of the business combination.

•	At the closing of the transaction, Pomvom will be delisted from the Tel Aviv Stock Exchange and listed solely on the Nasdaq in the United States.

Advisors:

Tiberius Capital Markets, a division of Arcadia Securities is acting as Financial Advisor to Israel Acquisitions Corp, with Reed Smith LLP, Naschitz Brandes Amir, and Stuarts Humpries acting as Legal Advisors.

Roth Capital Partners is acting as Financial Advisor to Pomvom, with Greenberg Traurig, LLP, Goldfarb Gross Seligman & Co., and Barnea Jaffa Lande acting as Legal Advisors.

About Pomvom Ltd.:

Pomvom, which is traded on the Tel-Aviv Stock Exchange, (TASE: PMVM), is a technology company, which develops and provides experiential documentation solutions to the global amusement parks and attractions market, which replace the existing operative photographic solutions. The Company has developed a digital platform, which combined innovative technology for photographing and creating content, automatically in a cloud environment, the distribution and the sale thereof to the ultimate user for the purpose of their personal use and for sharing on social networks. The Company provides its customers with comprehensive media documentation services, which is done, inter alia, by means of the digital platform, in addition to which it provides photographic equipment and manpower, the creation of content and media processing, printing or the distribution of pictures and the sale thereof to visitors to amusement parks and attractions.

The Company has exclusive agreements with dozens of amusement parks in Europe, in the USA and in Japan, and potential access to tens of millions of visitors each year.

Pomvom’s Chairman is Alon Shtruzman, a media and entertainment executive who served in senior management positions in Israeli, U.S. and international companies.

The Company's head office is located in Tel Aviv and it also has offices in Europe, in the USA and in Japan.

See the Company's website: Pomvom - Any media. Any device. Anyone for additional details.

About Israel Acquisitions Corp.:

Israel Acquisitions Corp is a Cayman Islands exempted company incorporated as a blank-check company. Formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on high-growth technology companies that are domiciled in Israel, and that either carry out all or a substantial portion of their activities in Israel or have some other significant Israeli connection. The management team is led by Chairman, Izhar Shay, Chief Executive Officer, Ziv Elul, and Chief Financial Officer, Sharon Barzik Cohen.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed business combination ISRL and Pomvom, ISRL and Pomvom’s ability to consummate the transaction, the expected closing date for the transaction, the benefits of the transaction and the public company’s future financial performance following the transaction, as well as ISRL’s and Pomvom’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “forecast,” “future, ” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “propose,” “should,” “seeks,” “will,” or the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by both ISRL and its management, and Pomvom and its management, as the case may be, are inherently uncertain. Except as otherwise required by applicable law, ISRL disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. ISRL cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of ISRL. There may be additional risks that neither ISRL nor Pomvom presently know of or that ISRL or Pomvom currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Author and any of their affiliates, directors, officers and employees expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is being made, or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It:

Additional information about the proposed business combination, including a copy of the business combination agreement, is disclosed in the Current Report on Form 8-K that ISRL filed with the SEC on January 2, 2024 and is available at www.sec.gov. In connection with the proposed transaction, the Company intends to file a registration statement, which will include a preliminary proxy statement/prospectus with the SEC. The proxy statement/prospectus will be sent to the stockholders of the Company. The Company and Pomvom also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of the Company are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

No Offer or Solicitation:

This communication is for informational purposes only and shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Investor Contact:

Meirav Gomeh-Bauer

+972-54-476-4979

Meirav@bauerg.com